EXHIBIT 99.1

Fortune Diversified Industries, Inc. (OTC Bulletin Board: FDVI)
Announces Distribution Agreement with Thomson Inc.
January 27, 2004 4:38:00 PM ET


INDIANAPOLIS, Jan. 27 /PRNewswire-FirstCall/ -- Fortune Diversified Industries, Inc. (OTC Bulletin Board: FDVI) announced today that it has reached an agreement with Thomson Inc. to become the primary US Distributor for Thomson's commercial products group. The new division of Fortune Diversified will be called Commercial Solutions. Fortune, a publicly-traded firm whose interests include manufacturing, distribution, professional business services and telecommunications, is the parent company of several Indiana-based subsidiaries, and will base the distribution operation in Indianapolis.


"This is another example of Fortune Diversified acting to keep Indiana jobs in the state," said Harlan Schafir, COO of Fortune. "We have made 9 acquisitions of Indiana firms in the past 2 years, building a family of Indiana companies. Our projected revenues for 9/1/03 - 8/31/04 are triple the prior year numbers. The new Commercial Solutions subsidiary will have a substantial impact on forward revenues as this division begins to gain momentum."

Thomson will continue to manufacture specialized televisions, clock radios and accessories for the hospitality, hospital and commercial markets, offering electronic devices with features that meet specific commercial needs. "In this distribution arrangement with Thomson, Fortune will ensure the continued presence of the RCA brand in the commercial electronics marketplace," said Schafir.

About Fortune Diversified Industries, Inc.

Fortune Diversified Industries, Inc. (FDVI.OB) is the parent company of several Indiana-based subsidiaries, which include Nor-Cote International, Inc., Commercial Solutions, and Kingston Sales Corp., in its manufacturing and distribution segments, Professional Staff Management, in the company's business solutions segment, and PDH, Inc., Cornerstone Wireless Services, Inc., Cornerstone Wireless Construction Services, Inc., Telecom Technology Corp. and StarQuest Wireless, Inc. in its wireless infrastructure segment.

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to Fortune Diversified Industries, Inc., and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, Fortune Diversified Industries, Inc.'s actual results may differ significantly from the results discussed or implied in such forward-looking statements.

For more information visit: http://www.fdvi.net .